EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN COMPLETES ACQUISITION OF PORTOLA PACKAGING,
A LEADING MANUFACTURER OF PLASTIC CLOSURES

STAMFORD, CT, October 22, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that it has completed its acquisition of Portola Packaging, Inc., a leading manufacturer of plastic closures.  This business, with sales of approximately $200 million in 2012, operates eight facilities in North America and Europe.

The purchase price for this transaction was $266 million.  The Company funded the purchase price for this acquisition through revolving loan borrowings under its senior secured credit facility.  This acquisition is expected to be slightly dilutive to earnings in 2013 due to the impact from the write-up of inventory under purchase accounting.  Thereafter, this acquisition is expected to be slightly accretive to earnings initially, becoming more accretive as synergies are phased in over the next eighteen months following the closing.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 89 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of

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SILGAN HOLDINGS INC.
October 22, 2013

metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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